SUBSCRIPTION AGREEMENT

Intrepid Capital Management Funds Trust
3625 South Third Street
Suite 200
Jacksonville Beach, Florida 32250

Ladies and Gentlemen:

The undersigned hereby subscribes to Ten Thousand (10,000) units of beneficial interest (such units of beneficial interest being hereinafter referred to as “Shares”) in the Intrepid Capital Management Funds Trust, a Delaware statutory trust (the “Trust”), representing Shares in the Trust’s series, Intrepid Capital Fund (the “Fund”), in consideration for which the undersigned agrees to transfer to the Fund upon demand cash in the amount of One Hundred Thousand Dollars ($100,000).

It is understood that upon acceptance hereof by the Fund that the Shares shall be issued to the undersigned and shall be deemed to be fully paid and nonassessable. The undersigned represents that the Shares are being purchased for investment with no present intention of reselling or redeeming the Shares.

Dated and effective as of this 23rd day of November, 2004.

INTREPID CAPITAL MANAGEMENT, INC.
By: /s/ Mark F. Travis
Mark Travis, President

ACCEPTANCE

The foregoing subscription is hereby accepted. Dated and effective as of this 23rd day of November, 2004.

INTREPID CAPITAL MANAGEMENT FUNDS TRUST
By: /s/ Mark F. Travis
Mark Travis, President